AMENDMENT NO. 5

TO

THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of July 15, 2021, amends the Third Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2020, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Counselor Series Trust (Invesco Counselor Series Trust), a Delaware statutory trust, as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change the name of Invesco Low Volatility Equity Yield Fund to Invesco Income Advantage U.S. Fund, effective July 15, 2021;

NOW, THEREFORE, the parties agree as follows;

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

TO

THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

Portfolios	Effective Date of Agreement	Advisory/Administrative Services Fee Limit

Invesco American Franchise Fund	February 12, 2010	N/A

Invesco Capital Appreciation Fund	May 24, 2019	N/A

Invesco Core Plus Bond Fund	June 2, 2009	N/A

Invesco Discovery Fund	May 24, 2019	N/A

Invesco Equally-Weighted S&P 500 Fund	February 12, 2010	N/A

Invesco Equity and Income Fund	February 12, 2010	N/A

Invesco Floating Rate ESG Fund	July 1, 2006	N/A

Invesco Global Real Estate Income Fund	March 12, 2007	N/A

Invesco Growth and Income Fund	February 12, 2010	N/A

Invesco Income Advantage U.S. Fund	July 1, 2006	N/A

Invesco Master Loan Fund	May 24, 2019	N/A

Invesco NASDAQ 100 Index Fund	October 9, 2020	N/A

Invesco Senior Floating Rate Fund	May 24, 2019	N/A

Invesco Short Term Municipal Fund	May 24, 2019	N/A

Invesco S&P 500 Index Fund	February 12, 2010	N/A

Invesco Short Duration High Yield Municipal Fund***	September 30, 2015	0.50%of the first $100M
0.45% of the next $150M
0.425% of the next $250M
0.40% of the next $4.5B
0.39% of the next $5B
0.37% of the excess over $ 10B
of average daily net assets

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $ 100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*	The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.
**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.
***

The administrative services fee paid under this Agreement may not be increased so that the combined advisory fee paid under the Advisory Agreement plus the administrative services fee paid under this Agreement exceeds the “Advisory/Administrative Services Fee Limit” in the table above unless such increase is approved by a majority of the Fund’s outstanding voting securities or the Fund concurrently enters into a contractual arrangement with the Administrator to waive the increased amount, provided that such contractual arrangement can only be eliminated by approval of a majority of the Fund’s outstanding voting securities.”

2. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

AIM COUNSELOR SERIES TRUST
(INVESCO COUNSELOR SERIES TRUST)

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Secretary, Senior Vice President and
Chief Legal Officer

INVESCO ADVISERS, INC.

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Senior Vice President & Secretary

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